Zumiez Inc. Reports December 2011 Sales Results

Company Raises Fourth Quarter Guidance

EVERETT, WA -- (Marketwire - January 04, 2012) - Zumiez Inc. (NASDAQ: ZUMZ), a leading specialty retailer of action sports related apparel, footwear, equipment and accessories, today announced that total net sales for the five-week period ended December 31, 2011 increased 18.1% to $104.6 million, compared to $88.5 million for the five-week period ended January 1, 2011. The Company's comparable store sales increased 10.0% for the five-week period, on top of a comparable store sales increase of 9.2% in the year ago period.

Based on better than planned holiday sales and product margin, the Company has increased its guidance and now expects fiscal 2011 fourth quarter total sales of $180 to $181 million and net income per diluted share is now projected at approximately $0.57 to $0.58, an increase from the previously issued guidance of net income per diluted share of approximately $0.52 to $0.54. This guidance is predicated on a high single digit comparable store sales increase for the fourth quarter.

To hear the Zumiez prerecorded December sales message, please dial (585) 295-6795 or (866) 862-7693 (no passcode is required).

About Zumiez Inc.

Zumiez is a leading specialty retailer of action sports related apparel, footwear, equipment and accessories. Our stores cater to young men and women between ages 12-24, focusing on skateboarding, surfing, snowboarding, motocross and BMX. As of December 31, 2011 we operated 434 stores in the United States and 10 stores in Canada, which are primarily located in shopping malls, and our web site address is www.zumiez.com.

Safe Harbor Statement

Certain statements in this press release and oral statements relating thereto made from time to time by representatives of the Company may constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These statements include, without limitation, predictions and guidance relating to the Company's future financial performance, brand and product category diversity, ability to adjust product mix, integration of acquired businesses, growing customer demand for our products and new store openings. In some cases, you can identify forward-looking statements by terminology such as, "may," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology. These forward-looking statements are based on management's current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation, those described in the Company's annual report on Form 10-Q for the quarter ended October 29, 2011 as filed with the Securities and Exchange Commission and available at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Company Contact:
Brian Leith
Director of Finance & Investor Relations
Zumiez Inc.
(425) 551-1500, ext. 1610

Investor Contact:
ICR
Brendon Frey
(203) 682-8200